Filed pursuant to Rule 424(b)(3)

Registration No. 333-284957

PROSPECTUS SUPPLEMENT NO. 12

(to the Prospectus dated August 4, 2025)

Currenc Group Inc.

Secondary Offering of

Up to 50,070,187 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement No. 12”) is part of the prospectus of Currenc Group, Inc. (the “Company”), dated August 4, 2025 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-284957) (the “Registration Statement”), related to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, of the Company’s Ordinary Shares by the Selling Securityholders of: (i) up to 20,000,000 Ordinary Shares that we may, in our sole discretion, elect to sell to Arena from time to time after the date of this prospectus, pursuant to the ELOC Purchase Agreement; (ii) up to 600,000 Ordinary Shares the issuable to Arena as a commitment fee upon the execution of ELOC Purchase Agreement; (iii) 81,818 Ordinary Shares issued to Roth pursuant to the Roth Agreement; (iv) 1,027,996 Ordinary Shares issued to Pine Mountain Holdings upon the conversion of certain convertible notes; (v) 3,007,746 Ordinary Shares issued to Tian Ye pursuant to the Creditor Share Purchase Agreement, (vi) 1,570,324 Ordinary Shares issued to Tang In Ha pursuant to the Creditor Share Purchase Agreement, (vii) 2,659,273 Ordinary Shares issued to Lao Wai Hong pursuant to the Creditor Share Purchase Agreement, (viii) 3,820,494 Ordinary Shares issued to Wong Nga Man pursuant to the Creditor Share Purchase Agreement, (ix) 3,419,572 Ordinary Shares issued to Chu Shuk Mei pursuant to the Creditor Share Purchase Agreement, (x) 3,449,510 Ordinary Shares issued to Wong Man San pursuant to the Creditor Share Purchase Agreement, (xi) 3,477,818 Ordinary Shares issued to Huang Yafangzhou pursuant to the Creditor Share Purchase Agreement, (xii) 3,477,818 Ordinary Shares issued to Sit Yi Sze pursuant to the Creditor Share Purchase Agreement, and (xiii) 3,477,818 Ordinary Shares issued to Yik Pui Han Pauline pursuant to the Creditor Share Purchase Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 12 is to update and supplement the information included in the Prospectus with the information contained in our Reports on Form 6-K which were submitted to the U.S. Securities and Exchange Commission (the “SEC”) on September 24, 2026 and October 7, 2026 and are included immediately following the cover page of this Prospectus Supplement No. 12.

This Prospectus Supplement No. 12 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 12 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 12 and any amendments to the Registration Statement or subsequent supplements to the Prospectus carefully before you make your investment decision.

The Ordinary Shares are listed on the Nasdaq Global Market LLC (“Nasdaq”) under the symbol “CURR”. On October 6, 2026 the last reported price of our Ordinary Shares, as reported on the Nasdaq, was $2.81.

Investing in our securities involves risks. See “Risk Factors” beginning on page 42 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 12, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 12 is October 7, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2026

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road,

Spaces City Hall,

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Information Contained in this Report

On September 20, 2026, Currenc Group Inc. (Nasdaq: CURR) (“Currenc” or the “Company”) entered into a secured convertible bridge loan agreement (the “Bridge Loan Agreement”) by and between the Company, as the borrower, Apex Innovation Global Limited, a company organized under the laws of the British Virgin Islands (“Apex”), as the lender, and Mr. Alexander King Ong Kong, as the guarantor.

Under the Bridge Loan Agreement, Apex agreed to lend the Company US$1,500,000 in a single advance, bearing interest at one percent (1%) per annum, with a maturity date of the earlier of (a) eighteen (18) months after the drawdown date and (b) the date of completion of the proposed acquisition of Animoca Brands Corporation Limited by the Company. The loan is convertible at Apex’s option into ordinary shares of the Company at a conversion price equal to the lower of (a) US$2.85 and (b) eighty-five percent (85%) of the lowest price per share at which any security is issued, sold or made convertible in any fundraising for gross proceeds of US$1,000,000 or more occurring after the date of the agreement, subject to a floor price of US$3.19, and subject to an exchange cap of 19.99% of the Company’s outstanding ordinary shares without shareholder approval. The Bridge Loan Agreement requires mandatory prepayment of twenty percent (20%) of the net cash proceeds of any fundraising and one hundred percent (100%) of the net proceeds of any out-of-ordinary-course asset disposal. The loan is subordinated in right of payment to the Company’s existing loan from Moca Services Limited, up to a senior debt cap of US$1,500,000 in principal together with interest accruing on that principal at a rate not exceeding ten percent (10%) per annum.

The loan is secured by a first-ranking share mortgage dated September 20, 2026, under which Pine Mountain Holdings Limited (the “Mortgagor”), a British Virgin Islands company, granted a first legal mortgage and first fixed charge over 1,000,000 fully paid ordinary shares of the Company in favor of Apex. The mortgaged shares are separate from, and additional to, the ordinary shares previously mortgaged in favor of Moca Services Limited. The Bridge Loan Agreement and the share mortgage require the Mortgagor to maintain collateral coverage of at least 166.67% of the outstanding amount, tested at the close of each trading day, with any shortfall to be met within two business days of notice from Apex. Mr. Alexander King Ong Kong has provided a personal guarantee of the Company’s obligations under the Bridge Loan Agreement, which becomes effective if the security created by the share mortgage becomes invalid, unenforceable or subordinated, or if any amount remains outstanding following enforcement of that security, and under which his liability is limited to the outstanding principal amount of the loan together with interest.

The foregoing description of the Bridge Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Report on Form 6-K is incorporated by reference into the registration statement on Form S-8 (File No. 333-288771) of the Company, filed with the Commission, to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

INDEX TO EXHIBITS

Exhibit No.	Description
99.1*	Secured Convertible Bridge Loan Agreement, dated September 20, 2026, by and among Currenc Group Inc., Apex Innovation Global Limited and Alexander King Ong Kong.

* Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2026

CURRENC GROUP INC.

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Financial Officer

Exhibit 99.1

Secured Convertible Bridge Loan Agreement

THIS SECURED CONVERTIBLE BRIDGE LOAN AGREEMENT (this “Agreement”) is made and entered into as of this 20th day of September, 2026 (the “Effective Date”),

BETWEEN

(1)	APEX INNOVATION GLOBAL LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at Vistra Corporate Services Centre, Wickhams Cay I, Road Town, Tortola, VG1110, British Virgin Islands (the “Lender”);

(2)	CURRENC GROUP INC., an exempted company incorporated in the Cayman Islands whose ordinary shares are listed on the Nasdaq Capital Market (ticker: CURR), whose principal executive office is at 410 North Bridge Road, Spaces City Hall, Singapore 188726, Singapore (the “Borrower”); and

(3)	ALEXANDER KING ONG KONG of 19/F, Unit 6, Block B, Fontana Gardens, Ka Ning Path, Tai Hang, Hong Kong (the “Guarantor”).

BACKGROUND

(A)	The Lender has agreed to lend the Loan to the Borrower on the terms of this Agreement.

(B)	The Loan is secured, and is subordinated in right of payment to the Moca Services Limited Loan, up to the Senior Debt Cap, on the terms of Clause 9.4. The Borrower is required to procure that the Security is created and perfected as a condition to the advance of the Loan, and thereafter to maintain Collateral having a value which exceeds the Outstanding Amount by the margin required by Clause 6, to deliver further Collateral if that margin is not maintained, and to permit enforcement of the Security if it is not restored.

(C)	The Loan is convertible and the Lender may at its option, at any time before the Outstanding Amount is discharged in full, convert all or any part of the Outstanding Amount into Ordinary Shares in accordance with Clause 5.

(D)	The Loan is guaranteed by the Guarantor and is secured, among other things, by a first-ranking mortgage granted by the Mortgagor over the Mortgaged Shares, being a tranche of Ordinary Shares separate from and additional to those mortgaged in favour of Moca Services Limited. The Lender enters into this Agreement on the basis that the guarantee and security package mirrors that granted in respect of the Moca Services Limited Loan, and that the Security granted to the Lender is independent of, and not subordinated to, any security granted in respect of that loan.

1.	Definitions

1.1.	In this Agreement:

“ABCL”: Animoca Brands Corporation Limited (ACN 122 921 813).

“Business Day”: a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in Hong Kong and New York.

“Change of Control”: any person, or persons acting in concert, acquiring directly or indirectly more than thirty per cent. (30%) of the voting rights in the Borrower or the right to appoint or remove a majority of its board, provided that the acquisition of any such voting rights or board appointment/removal rights by ABCL or its shareholders as a result of the completion of the RTO shall not constitute a Change of Control, so long as the Successor Entity has assumed the Borrower’s obligations under the Finance Documents in accordance with Clause 5.6.

“Collateral”: the assets from time to time subject to the Security Documents.

“Collateral Value”: at any Valuation Time, the number of Pledged Shares multiplied by the VWAP of an Ordinary Share as quoted on Nasdaq over the three (3) consecutive trading days immediately preceding the date of determination.

“Conversion Notice”: has the meaning given to it in Clause 5.1.

“Conversion Price”: as determined under Clause 5.2.

“Drawdown Date”: the date the Loan is advanced under Clause 2.1.

“Encumbrance”: any mortgage, charge, pledge, lien, assignment by way of security or other security interest or arrangement having similar effect.

“Event of Default”: any event listed in Clause 10.1.

“Exchange Cap”: has the meaning given to it in Clause 5.3.

“Facility”: the loan facility of US$1,500,000 made available under Clause 2.1.

“F-3 Shelf”: the shelf registration statement on Form F-3 (Registration No. 333-290314) filed by the Borrower with the SEC on 17 September 2025 and amended on 10 December 2025, providing for the offer and sale of up to US$150,000,000 of ordinary shares, debt securities, warrants, rights and units, together with any prospectus supplement, takedown or offering under it and any replacement or successor registration statement.

“Finance Documents”: this Agreement, each Security Document and the Guarantee.

“Financial Indebtedness”: any indebtedness for borrowed money; any bond, note, debenture, loan stock or similar instrument; any redeemable share capital; any finance or capital lease; any derivative transaction (at mark-to-market value); and any guarantee or indemnity of any of them.

“Fundraising”: any raising of capital or proceeds by any Group Company, including any issue or sale of shares, warrants, options, convertible instruments or other securities (including any takedown or offering under any registration statement, at-the-market programme, private placement, registered direct offering, PIPE or equity line), any incurrence of Financial Indebtedness, any disposal of assets outside the ordinary course of business, and any token or digital asset issuance; provided that Fundraising does not include any bona fide debt financing under which a Group Company incurs indebtedness for borrowed money, the terms of which expressly provide that the indebtedness is subordinated in right of payment to the prior payment in full of the Outstanding Amount, notwithstanding that the indebtedness may be secured on shares or other equity interests in the Borrower.

“Group”: the Borrower and its subsidiaries from time to time, and “Group Company” means any of them.

“Guarantee”: the guarantee and indemnity granted by the Guarantor under Clause 6A.

“Loan”: the principal amount of US$1,500,000 advanced under Clause 2.1 or, as the context requires, the principal outstanding from time to time.

“Maturity Date”: the earlier of (a) the date falling eighteen (18) months after the Drawdown Date and (b) the date the RTO completes.

“Moca Services Limited Loan”: the Loan Agreement by and between Seamless Group Inc. and Moca Services Limited dated as of January 9, 2026, as amended, restated, supplemented or otherwise modified from time to time.

“Money Lenders Ordinance”: the Money Lenders Ordinance (Cap. 163) of Hong Kong.

“Mortgaged Shares”: the one million (1,000,000) fully paid Ordinary Shares held by the Mortgagor and mortgaged to the Lender under the Share Mortgage, being a tranche separate from and additional to the Ordinary Shares mortgaged in favour of Moca Services Limited, together with any further Ordinary Shares delivered by the Mortgagor as Collateral and any shares acquired in respect of them by way of stock split, stock dividend or reclassification.

“Mortgagor”: Pine Mountain Holdings Limited, a company incorporated under the laws of the British Virgin Islands.

“Nasdaq”: the Nasdaq Capital Market or such other principal exchange on which the Ordinary Shares are from time to time listed.

“Net Proceeds”: the gross proceeds of a Fundraising less only third-party commissions and legal and accounting fees actually incurred on arm’s length terms and evidenced to the Lender.

“Ordinary Shares”: ordinary shares in the capital of the Borrower, and any shares into which they are converted, subdivided, consolidated or reclassified.

“Outstanding Amount”: the Loan then outstanding, all accrued and unpaid interest, and all other sums then payable under the Finance Documents.

“Pledged Shares”: shares and other securities from time to time subject to the Security Documents.

“Required Collateral Coverage”: the requirement that the Collateral Value be equal to or greater than one hundred and sixty six point sixty seven per cent. (166.67%) of the Outstanding Amount, such that the Outstanding Amount does not at any time exceed sixty per cent. (60%) of the Collateral Value.

“RTO”: a proposed transaction under which the Borrower would acquire one hundred per cent. (100%) of ABCL by an Australian scheme of arrangement.

“RTO Outside Date”: 31 December 2026 or, if the Borrower and ABCL agree in writing to extend the outside date for completion of the RTO, the extended date, and in any event not later than 31 December 2027.

“Rule 144”: Rule 144 under the Securities Act.

“Securities Act”: the United States Securities Act of 1933.

“Security”: any Encumbrance created, or expressed to be created, by a Security Document.

“Security Documents”: the documents listed in Part A of Schedule 3 and any other document creating security for the Outstanding Amount.

“Share Mortgage”: the first-ranking mortgage and charge granted by the Mortgagor in favour of the Lender over the Mortgaged Shares, governed by the laws of the Cayman Islands.

“Senior Debt Cap”: principal outstanding under the Moca Services Limited Loan not exceeding US$1,500,000, together with interest accruing on that principal at a rate not exceeding ten per cent. (10%) per annum non-compounding, and no other amount.

“Spin-Off”: any distribution, demerger or transfer by the Borrower to its shareholders of any business, assets or shares in any Group Company, including the divestment of its existing artificial intelligence and digital remittance operations contemplated by its announcement of 3 November 2025.

“Successor Entity”: any entity which succeeds to all or substantially all of the Borrower’s business or assets, or whose shares are issued to the Borrower’s shareholders in exchange for their Ordinary Shares, including pursuant to the RTO.

“Top-Up Notice”: a written notice from the Lender to the Borrower and the Mortgagor specifying in reasonable detail the calculation of the Collateral Value, the Outstanding Amount and the resulting shortfall.

“Undercollateralisation”: has the meaning given to it in Clause 6.3.

“Valuation Time”: 4:00 p.m. New York time on each day on which Nasdaq Stock Market is open for trading.

“VWAP”: the volume weighted average price per Ordinary Share on Nasdaq as reported by Bloomberg.

1.2.	Headings do not affect interpretation. References to a Clause or Schedule are to a clause of or schedule to this Agreement. The singular includes the plural. “Including” is not limiting. A person who is not a party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Agreement.

2.	Facility, Purpose and Drawdown

2.1.	The Lender shall lend the Borrower US$1,500,000 in a single advance on the date falling twenty (20) Business Days after the Lender has confirmed in writing, as it may in its discretion do, that each condition in Schedule 1 has been satisfied or waived, or such earlier date as the Lender may notify to the Borrower. The Lender need not advance the Loan if, on that date, any Event of Default is continuing or would result, any representation in Clause 8 is untrue in any material respect, the Required Collateral Coverage would not be satisfied, or the advance would be unlawful for the Lender in any applicable jurisdiction.

2.2.	Subject to Clause 4.4, the Borrower shall apply the Loan solely as working capital of the Group, and shall not apply any part of it in the repayment, prepayment, redemption or purchase of any Financial Indebtedness, in any dividend or distribution, in any payment to any director, officer, shareholder or affiliate of any Group Company (other than salaries and directors’ fees paid in the ordinary course of business), or in the acquisition of any digital asset, security or business.

2.3.	No amount repaid, prepaid or converted may be re-borrowed.

3.	Interest

3.1.	The Loan bears interest at one per cent. (1%) per annum, accruing daily from the Drawdown Date on the basis of actual days elapsed and a 360-day year, compounding quarterly in arrear, and payable together with the Loan on the Maturity Date.

3.2.	Any amount not paid when due bears interest at eighteen per cent. (18%) per annum from the due date to actual payment, before and after judgment, compounding quarterly and payable on demand.

3.3.	No amount is payable under this Agreement to the extent it would cause the effective rate of interest to exceed the maximum permitted under Part IV of the Money Lenders Ordinance.

4.	Repayment and Prepayment

4.1.	The Borrower shall repay the Outstanding Amount in full on the Maturity Date. If the RTO completes, the Outstanding Amount shall be repaid in full on, or in any event within five (5) Business Days of, completion. The Borrower shall use reasonable best efforts to procure that the definitive RTO documentation expressly provides for the discharge in full of the Outstanding Amount at or before completion.

4.2.	The Borrower may prepay the whole or any part of the Loan at any time without penalty, together with accrued interest on the amount prepaid, on five (5) Business Days’ irrevocable notice.

4.3.	The Borrower shall apply twenty per cent. (20%) of the net cash proceeds actually received in any Fundraising, being the gross proceeds less only third party commissions and legal and accounting fees actually incurred on arm’s length terms and evidenced to the Lender, and one hundred per cent. (100%) of the Net Proceeds of any disposal of assets outside the ordinary course of business, in prepayment of the Outstanding Amount within ten (10) Business Days of completion of that Fundraising, including the Net Proceeds of the disposal of Tranglo Sdn. Bhd. announced by the Borrower on 2 January 2026, and shall notify the Lender at least ten (10) Business Days before commencing any Fundraising, Spin-Off or disposal of assets outside the ordinary course of business, giving full particulars.

4.4.	The Borrower shall not, and shall procure that no Group Company shall, repay, prepay, redeem or purchase any other Financial Indebtedness, or pay any interest, fee or other amount in respect of it, until the Outstanding Amount has been discharged in full. This applies to all Financial Indebtedness of each Group Company, including any incurred or issued under the F-3 Shelf and any Financial Indebtedness disclosed in the public filings of the Borrower. This Clause 4.4 does not prohibit the payment of principal, interest, fees or other amounts on the Moca Services Limited Loan, whether scheduled or by way of voluntary prepayment, mandatory prepayment, redemption, purchase or payment upon acceleration, and whether under its terms as in effect on the date of this Agreement or as subsequently amended, restated, supplemented or otherwise modified, in each case only to the extent of the Senior Debt Cap. No payment may be made in respect of any amount owing under the Moca Services Limited Loan in excess of the Senior Debt Cap until the Outstanding Amount has been discharged in full.

4.5.	The Lender may declare the Outstanding Amount immediately due and payable if a Change of Control occurs, a Spin-Off is proposed or occurs, or the Ordinary Shares cease to be listed on Nasdaq or are suspended from trading for more than five (5) consecutive trading days, or the RTO is terminated or abandoned or has not completed by the RTO Outside Date.

4.6.	Payments are applied first to costs and indemnity amounts, then to default interest, then to accrued interest, then to principal.

5.	Conversion

5.1.	The Lender may at any time before the Outstanding Amount is discharged in full, by notice in the form of Schedule 2 (a “Conversion Notice”), convert all or any part of it into Ordinary Shares at the Conversion Price, provided, however, the Lender may not deliver a Conversion Notice (a) for an amount less than $250,000 of principal amount (or such smaller amount as the Borrower may accept in its sole discretion), or (b) during any period in which it possesses material non-public information about the Borrower or any Group Company, or (c) within ten (10) Business Days preceding or following any takedown or offering under the F-3 Shelf of which the Borrower has given the Lender notice under Clause 9.1, provided that this paragraph (c) shall not apply to more than two takedowns or offerings in any twelve-month period and shall not operate to prevent conversion at any time while an Event of Default is continuing. Each conversion hereunder is a separate transaction from any registered offering under the F-3 Shelf; the Lender confirms that its decision to convert has not been solicited by, and is not made in connection with or as a condition to, any such offering, and the parties intend that each conversion satisfy the conditions of Rule 152(b) under the Securities Act for non-integration of concurrent exempt and registered offerings. Conversion is exercisable at the Lender’s sole option and is not automatic in any circumstance. The number of shares is the amount converted divided by the Conversion Price, rounded up to the nearest whole share.

5.2.	The Conversion Price is the lower of (a) US$2.85, being eighty five per cent. (85%) of the VWAP over the ten (10) trading days ending on the date of this Agreement, and (b) eighty five per cent. (85%) of the lowest price per Ordinary Share (on an as-converted basis) at which any security is issued, sold or made convertible in any Fundraising for gross proceeds of US$1,000,000 or more occurring after the date of this Agreement, but in no circumstance less than US$3.19, being the Nasdaq “Minimum Price” as defined in Nasdaq Listing Rule 5635(d)(1)(A) determined as at the date of this Agreement.

5.3.	Notwithstanding any other provision of this Agreement, the aggregate number of Ordinary Shares issued or issuable to the Lender (or any of its affiliates) under or in connection with the Finance Documents—including Ordinary Shares issued on conversion under this Clause 5 and Ordinary Shares issued by the Borrower and delivered as Collateral under Clause 6, but excluding any Ordinary Shares already in issue which are transferred, mortgaged or charged to the Lender or its nominee as Collateral by the Mortgagor or any person other than the Borrower, no such shares being issued by the Borrower—shall not, without the prior approval of the Borrower’s shareholders in accordance with the Nasdaq rules, exceed nineteen point ninety nine per cent. (19.99%) of the number of Ordinary Shares in issue immediately before the first such issuance (the “Exchange Cap”). Any amount which cannot be converted into Ordinary Shares by reason of the Exchange Cap remains outstanding as Loan, continues to accrue interest and remains secured. The Borrower shall use all reasonable endeavours to obtain shareholder approval for issues above the Exchange Cap at its next general meeting, upon which the Exchange Cap ceases to apply.

5.4.	If the Borrower issues or agrees to issue Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares, at a price per share less than the Conversion Price then in effect, the Conversion Price shall be reduced to a price determined on a broad-based weighted average basis. The Conversion Price and the number of shares shall also adjust in an economically equivalent manner on any subdivision, consolidation, bonus or capitalisation issue, rights issue, reclassification or capital distribution.

5.5.	If any Spin-Off is proposed or occurs, the Lender may elect either (a) to receive on the record date what it would have received had it converted the whole Outstanding Amount immediately before that date, or (b) to have the price in Clause 5.2 reduced by the fair market value per Ordinary Share of the assets distributed, such fair market value to be determined within twenty (20) Business Days of the record date by an independent investment bank of international standing appointed by the Lender and reasonably acceptable to the Borrower, at the Borrower’s cost, applying customary valuation methodologies appropriate to assets of that type.

5.6.	If the RTO completes, or any merger, scheme, share exchange or other reorganisation of the Borrower occurs, the Borrower shall procure that the Successor Entity executes a deed, satisfactory to the Lender, assuming the Borrower’s obligations under the Finance Documents and under which the conversion right attaches to shares of the Successor Entity on an economically equivalent basis. The Lender’s rights are not prejudiced or extinguished by any such transaction.

5.7.	Within fifteen (15) Business Days of receiving a Conversion Notice, or if later the tenth (10th) Business Day following the next open window under applicable securities laws and regulations, but in any event no later than forty-five (45) days after receipt of the Conversion Notice, the Borrower shall issue the shares credited as fully paid and free of Encumbrance, ranking pari passu with the Ordinary Shares then in issue, register the Lender as holder, deliver share certificates or effect book-entry delivery as the Lender elects, file any listing of additional shares notification required by Nasdaq in respect of those shares and make all required filings. The Borrower shall at all times keep available sufficient authorised but unissued share capital and all corporate authorities available to permit conversion in full, and shall, on the Lender’s request, use commercially reasonable efforts to file a resale registration statement within forty-five (45) days after receipt of the Conversion Notice, or, if the Borrower is then in possession of material non-public information which is required to be disclosed in that registration statement, within ten (10) days after that information has been publicly disclosed and in any event within ninety (90) days after receipt of the Conversion Notice, and use commercially reasonable efforts to have it declared effective within ninety (90) days after filing, and shall procure removal of any restrictive legend at the earliest date permitted by Rule 144. On each conversion the Borrower shall deliver, at its own cost, (a) an opinion of United States securities counsel reasonably satisfactory to the Lender confirming that, assuming the accuracy of the Lender’s representations in Clause 8.2(e) (as confirmed pursuant to Clause 5.8), the issue of those Ordinary Shares to the Lender is exempt from registration under the Securities Act, and (b) a certificate of a director of the Borrower confirming that no Nasdaq shareholder approval is required for that issue.

5.8.	Each Conversion Notice delivered by the Lender shall constitute a confirmation by the Lender to the Borrower, as of the date of delivery of such Conversion Notice, that the representations set forth in Clause 8.2(e) are true and correct in all material respects as of such date with the same effect as though made on and as of such date. The Borrower’s obligation to deliver the opinion referred to in this Clause 5.8 is subject to the Lender’s delivery of such Conversion Notice (and the deemed confirmation therein).

5.9.	Conversion does not release any Security until the Outstanding Amount has been discharged in full, and does not prejudice any other right of the Lender.

6.	Security and Over-Collateralisation

6.1.	As a condition to drawdown the Borrower shall procure the execution, delivery, perfection and registration of each Security Document, as continuing security for the Outstanding Amount, extending to the ultimate balance and in addition to any other security held by the Lender, subject to the terms set out in this Clause 6. The Guarantee and the Share Mortgage shall each be executed, delivered and perfected on or before the Drawdown Date. No issue of Ordinary Shares by the Borrower is required for either purpose. The Borrower shall procure that the Mortgagor confirms to the Lender that the Share Mortgage remains in full force and effect and continues to secure the Outstanding Amount, and that neither the Share Mortgage nor the Security created by it is released, discharged, reduced, prejudiced or otherwise affected by any variation, amendment, replacement or restatement of any Finance Document or of the Moca Services Limited Loan, whether or not the Mortgagor has consented to it.

6.2.	The Lender is not obliged to monitor for any Undercollateralisation, and no obligation on the Borrower or the Mortgagor to deliver further collateral arises until the Lender has given a Top-Up Notice. The Borrower shall procure that any Ordinary Shares delivered as further collateral under Clause 6.3 are delivered by way of transfer of legal title to the Lender or its nominee, with entry of the transferee in the Register of Members of the Borrower, or, where those shares are held through a custodian, by transfer to the securities account holding the Pledged Shares, or to such other securities account as the Lender may nominate in writing. Any Ordinary Shares or other assets so delivered form part of the Collateral and become subject to the Security without further act, and are treated in all respects as if they had comprised the Collateral at the date of this Agreement. The Borrower shall procure that the Mortgagor satisfies the Required Collateral Coverage on the Drawdown Date and at each Valuation Time thereafter.

6.3.	If at any Valuation Time the Required Collateral Coverage is not satisfied (an “Undercollateralisation”), the Borrower shall procure that within two (2) Business Days of receipt of a Top-Up Notice and provided that no more than two (2) Top-Up Notices may be given in any calendar month, the Mortgagor delivers further collateral, free from any Encumbrance, acceptable to the Lender—additional Ordinary Shares, cash in US dollars, or such other assets as the Lender approves in a number determined by the formula X = (1.6667 × A − (B × C)) ÷ C, where X is the number of Ordinary Shares to be delivered rounded up to the nearest whole share, A is the Outstanding Amount at the relevant Valuation Time, B is the number of Pledged Shares immediately before delivery, and C is the value per Ordinary Share at the relevant Valuation Time determined in accordance with the definition of Collateral Value; provided, however, that (a) the Borrower shall not be required to deliver Ordinary Shares as further collateral if, after giving effect to such delivery, the Exchange Cap would be exceeded; (b) any failure to satisfy the Required Collateral Coverage solely because of the limitation in paragraph (a) shall not constitute a failure to deliver further collateral for purposes of Clause 6.5, provided the Borrower has delivered the maximum number of Ordinary Shares permitted by the Exchange Cap and has delivered, within three (3) Business Days of the Lender’s acceptance of an offer to deliver, cash or other non-equity collateral for the shortfall; and (c) the Lender shall not be entitled to require the Borrower to deliver further collateral under this Clause 6.3 at any time during which the Lender is exercising remedies under Clause 6.5 or during the 90-day period following any sale of Pledged Shares by or on behalf of the Lender under Clause 6.5, and for purposes of determining whether an Undercollateralisation has occurred, any decline in the price of the Ordinary Shares occurring during or within such 90-day period following any such sale shall be disregarded to the extent attributable, in the Borrower’s reasonable determination, to such sale.

6.4.	Where the Collateral Value exceeds the Required Collateral Coverage at any time, the Lender is not obliged to release, return, transfer or otherwise make available to the Borrower or the Mortgagor any Collateral, unless and until (a) the Lender agrees otherwise in writing or (b) the Security is discharged and released in accordance with Clause 6.9.

6.5.	The Lender may enforce all or any part of the Security if the Borrower or the Mortgagor fails to deliver further collateral required pursuant to Clause 6.3 within the period specified in that Clause, or if an Event of Default has occurred and is continuing; provided that (a) the Lender shall not be entitled to enforce the Security under this Clause solely because of an Undercollateralisation if, and for so long as, that shortfall results solely from the Borrower’s inability to deliver additional Ordinary Shares by reason of the Exchange Cap and the Borrower has delivered the maximum number of Ordinary Shares permitted by the Exchange Cap and has delivered, within three (3) Business Days of the Lender’s acceptance of an offer to deliver, cash or other non-equity collateral for the shortfall, (b) the Lender shall first give the Borrower not less than five (5) Business Days’ prior written notice of its intention to enforce and an opportunity to cure the relevant breach during that period, and (c) either (i) the Lender shall sell no more than ten per cent. (10%) of the average daily trading volume calculated over the preceding twenty (20) trading days, measured on each trading day or (ii) the Lender shall use commercially reasonable efforts to minimize the impact of any sales on the market, such as through the use of block trades, dark pools, or other methods.

6.6.	The Lender determines the Collateral Value, and shall provide notice of such determination to the Borrower. If the Borrower disputes any such determination in good faith within five (5) Business Days of notice, the parties shall promptly appoint an independent investment bank of international standing to determine the disputed amount, whose determination shall be final and binding absent manifest error, with costs shared equally. A dispute under this Clause does not suspend, delay or otherwise affect the accrual of any Event of Default or the Lender’s right to accelerate or enforce.

6.7.	Where the Lender or its nominee is the registered holder of any Pledged Shares, it holds them as mortgagee and not beneficially. Before an Event of Default the Lender shall exercise the voting and other rights attaching to those Pledged Shares as the Mortgagor directs in writing, and shall account to the Mortgagor for cash dividends paid in the ordinary course, in each case as provided in the Share Mortgage. The Lender is not obliged to act on any direction which in its reasonable opinion would be prejudicial to it, to the Security or its priority, or to the value or transferability of the Collateral, nor to exercise any right, attend any meeting or take up any entitlement in the absence of a written direction. Distributions in specie, returns of capital, distributions in connection with a Spin-Off and special or extraordinary dividends form part of the Collateral. After an Event of Default the Lender may exercise all voting and other rights and receive and apply all dividends and distributions as it thinks fit.

6.8.	The Borrower shall promptly provide such information as the Lender reasonably requires in connection with any filing or disclosure obligation arising under the United States Securities Exchange Act of 1934 or the Nasdaq rules by reason of the Lender or its nominee being the registered holder of any Pledged Shares.

6.9.	The Security is released only on irrevocable and unconditional discharge of the Outstanding Amount in full, and the Lender may retain it against any payment which may be avoided under any insolvency law. The Borrower shall procure that the Mortgagor shall promptly do all things the Lender requires to create, perfect, protect or enforce the Security or to facilitate any sale of Collateral.

7.	GUARANTEE

7.1.	The Parties agree that this Clause 7 shall only be effective if (a) the Security created by the Share Mortgage is or becomes (i) invalid, unenforceable, ineffective, unlawful, defective, unperfected; (ii) pari passu, subordinate or junior to any other interest or encumbrance on the Mortgaged Shares; or (iii) the Lender is otherwise unable to, or restricted from, exercising any of its rights or interests in respect of the Mortgaged Shares under the Share Mortgage in full for any reason; or (b) after enforcing against the Mortgaged Shares, there remains any portion of the Loan or accrued interest which remains unpaid. For the avoidance of doubt, once this Clause 7 is effective, the Lender may proceed directly and at once, without notice, against the Guarantor to recover the whole or any part of the Outstanding Amount, without first proceeding against the Borrower or any other person.

7.2.	The Guarantor irrevocably and unconditionally (a) guarantees to the Lender the due and punctual payment and discharge of the Outstanding Amount and of all other obligations of the Borrower under the Finance Documents; (b) undertakes that whenever the Borrower does not pay any amount when due, the Guarantor shall immediately on demand pay that amount as if he were the principal obligor; and (c) agrees, as an independent and primary obligation, to indemnify the Lender on demand against any cost, loss or liability suffered by it if any obligation guaranteed by him is or becomes unenforceable, invalid or illegal, the amount payable under this paragraph (c) being no greater than the Lender would have been entitled to recover had that obligation been enforceable. The Guarantor’s maximum liability under this Clause 7 is the aggregate of the outstanding principal amount of the Loan and any interest accrued or to be accrued on it, whether before or after judgment.

7.3.	This Guarantee is a continuing guarantee, extends to the ultimate balance of all sums payable under the Finance Documents regardless of any intermediate payment or discharge, and remains in force until the Outstanding Amount has been irrevocably discharged in full.

7.4.	If any discharge, release or arrangement is made in whole or in part on the faith of any payment or security which is avoided or must be restored, the Guarantor’s liability continues as if that discharge, release or arrangement had not occurred.

7.5.	The obligations of the Guarantor are not affected by anything which, but for this Clause, would reduce, release or prejudice them, including any time, waiver or consent granted to any person; the taking, variation, renewal, release, enforcement or failure to perfect any security or guarantee, including the Share Mortgage and any security granted in respect of the Moca Services Limited Loan; any incapacity, lack of authority or change in the constitution of any person; any variation, amendment, restatement, replacement or extension of any Finance Document or of the Moca Services Limited Loan, however fundamental; any unenforceability or invalidity of any obligation; or any insolvency, liquidation or similar proceedings.

7.6.	Until the Outstanding Amount has been irrevocably discharged in full, the Guarantor shall not exercise any right of subrogation, contribution, indemnity or set-off, take the benefit of any security, claim in the insolvency of the Borrower or the Mortgagor, or take any step to enforce any right against the Borrower or the Mortgagor. Any amount received by the Guarantor in breach of this Clause is held on trust for the Lender.

7.7.	This Guarantee is in addition to and independent of any other guarantee or security held by the Lender, and is not affected by the Guarantee granted by the Guarantor in respect of the Moca Services Limited Loan.

7.8.	The Guarantor represents to the Lender, on the date of this Agreement and on the Drawdown Date, that he has full capacity to enter into and perform this Agreement; that his obligations under it are legal, valid, binding and enforceable; that no insolvency or bankruptcy proceeding has been commenced or is threatened against him; that entry into this Agreement does not conflict with any agreement or undertaking binding on him, including any undertaking given in connection with the RTO; and that he has been advised to obtain, and has had the opportunity to obtain, independent legal advice, and enters into this Agreement freely and without reliance on any statement made by the Lender.

8.	Representations

8.1.	The Borrower represents to the Lender, on the date of this Agreement, on the Drawdown Date, on each conversion and on the first day of each calendar month, that:

(a)	The Borrower is duly incorporated and has power to own its assets and carry on its business; the Borrower and the Mortgagor have taken all action necessary to authorise entry into the Finance Documents; its obligations under them are legal, valid, binding and enforceable; and each Security Document creates the security it purports to create, with the priority it purports to have;

(b)	entry into and performance of the Finance Documents does not conflict with any law, its constitutional documents, the Nasdaq rules, or any agreement binding on any Group Company, and all consents required—including from its board—have been obtained and copies delivered to the Lender;

(c)	no Event of Default is continuing or would result from the advance of the Loan, and no event of default (however described) is continuing under any agreement binding on any Group Company;

(d)	its most recent audited and unaudited financial statements give a true and fair view of the Group’s financial condition, and there has been no material adverse change in the Group since the date of its last audited accounts;

(e)	it has made all filings required under United States securities laws on a timely basis, none of which contained any untrue statement of a material fact or omitted any material fact necessary to make it not misleading; the Ordinary Shares are listed on Nasdaq; and it complies with all continued listing requirements and has no outstanding delisting, suspension or deficiency notice that has not been cured, withdrawn or otherwise resolved;

(f)	the disclosures in Schedule 3 relating to existing Financial Indebtedness and Encumbrances are, as at the date of this Agreement and as at the Drawdown Date, true, complete and accurate in all material respects; except as disclosed in Schedule 3, no Group Company is in material breach of any instrument evidencing its Financial Indebtedness, other than in respect of any obligation specified in Part E of Schedule 3; neither entry into the Finance Documents nor performance of Clauses 4.3 and 4.4 gives rise to any default, acceleration, mandatory prepayment or anti-dilution adjustment under any such instrument; and the Mortgagor is the sole legal and beneficial owner of the Collateral charged by it, free from any Encumbrance other than the Security;

(g)	each Group Company complies in all material respects with all applicable law, including anti-money laundering, counter-terrorist financing, anti-bribery and sanctions law, and neither it nor any of its directors or officers is a designated person under any sanctions regime; and each Group Company has filed all tax returns and paid all taxes due;

(h)	it is a company having a paid-up share capital of not less than HK$1,000,000 or its equivalent, and is a person to whom a loan may be made in reliance on the exemptions in Part 2 of Schedule 1 to the Money Lenders Ordinance; and

(i)	to the best of its knowledge, all information supplied by or on behalf of each Group Company to the Lender with respect to this Agreement was true, complete and accurate in all material respects when supplied and, to the best of its knowledge, is not misleading and no material fact has been omitted.

8.2.	The Lender represents to the Borrower, on the date of this Agreement and on the Drawdown Date, that:

(a)	the Lender is duly incorporated and has power to own its assets and carry on its business; the Lender has taken all action necessary to authorise entry into the Finance Documents; its obligations under them are legal, valid, binding and enforceable;

(b)	entry into and performance of the Finance Documents does not conflict with any law, its constitutional documents or any agreement binding on the Lender, and all consents required have been obtained;

(c)	the Lender has, or will have available on the Drawdown Date, immediately available funds sufficient to fund the Loan in full;

(d)	the Lender complies in all material respects with all applicable law, including anti-money laundering, counter-terrorist financing, anti-bribery and sanctions law, and neither it nor any of its directors or officers is a designated person under any sanctions regime; and the Lender has filed all tax returns and paid all taxes due;

(e)	if the Lender will acquire any Ordinary Shares issuable on conversion:

a.	the Lender is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Ordinary Shares;

b.	the Lender will acquire such shares for its own account, for investment only, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act, and the Lender has no present arrangement or intention to sell, grant any participation in, or otherwise distribute any such shares;

c.	the Lender acknowledges that the Ordinary Shares issuable on conversion have not been, and will not be, registered under the Securities Act or any state securities laws, and are “restricted securities” within the meaning of Rule 144, and accordingly may not be offered, sold, pledged or otherwise transferred except (A) pursuant to an effective registration statement under the Securities Act, (B) in compliance with Rule 144 (if available) or (C) in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, and in any case, in compliance with this Agreement;

d.	the Lender is able to bear the economic risk of holding the Ordinary Shares for an indefinite period and can afford a complete loss of its investment in such shares;

e.	neither the Borrower nor any person acting on its behalf has offered or sold the Ordinary Shares issuable on conversion to the Lender by any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act; and

f.	no “bad actor” disqualifying event described in Rule 506(d)(1) under the Securities Act is applicable to the Lender or, to the Lender’s knowledge, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the conversion, except for a disqualifying event (i) covered by Rule 506(d)(2) or (ii) that occurred before September 23, 2013; and

(f)	all information supplied by or on behalf of the Lender to the Borrower with respect to this Agreement was true, complete and accurate in all material respects when supplied and is not misleading, and no material fact has been omitted.

9.	Undertakings

9.1.	The Borrower shall supply to the Lender: audited consolidated accounts within one hundred twenty (120) days of each financial year end; unaudited consolidated accounts for each half-year within five (5)Business Days of the same being furnished or made available to the market; within five (5) Business Days of a request made no more than once in any calendar quarter, and in any event on receipt of each Conversion Notice, a statement signed by a director of the number of Ordinary Shares in issue and of all outstanding options, warrants and other securities convertible into or exchangeable for Ordinary Shares; and prompt notice of any Event of Default, any Undercollateralisation, any issue of, or agreement to issue, Ordinary Shares or any security convertible into or exchangeable for Ordinary Shares, any breach of or notice under any instrument evidencing its Financial Indebtedness, any proposed or actual takedown, prospectus supplement or offering under the F-3 Shelf, any delisting, suspension or deficiency notice, any material litigation, any material development in the RTO (including any amendment, extension, further suspension, termination or abandonment, together with a copy of the definitive RTO documentation and each amendment to it), and any approach which might result in a Change of Control or in an alternative to the RTO.

9.2.	The Borrower shall not, and shall procure that no Group Company shall, without the Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed: create or permit any Encumbrance other than one disclosed in Part D of Schedule 3 or arising by operation of law in the ordinary course of business and not securing overdue amounts; dispose of assets otherwise than in the ordinary course of business on arm’s length terms; make any payment to any shareholder or affiliate, other than remuneration paid to directors and officers in the ordinary course of business; declare or pay any dividend or distribution, or redeem or purchase any of its shares; amend its constitutional documents or alter its share capital structure, or create any new class of shares, in any manner adverse to the Lender or which dilutes or impairs the conversion right under Clause 5; or amend, vary, waive, restate or accelerate any term of any instrument evidencing Financial Indebtedness disclosed in Part D of Schedule 3, or agree to any increase in its amount or improvement in its ranking. For the avoidance of doubt, the Borrower may, at any time, without the Lender’s prior written consent, create or permit any Encumbrance and incur, guarantee, permit, amend, vary, waive, restate, accelerate the term of, any instrument evidencing Financial Indebtedness under the Moca Services Limited Loan or any amendment to it, provided that (i) the principal amount of the Moca Services Limited Loan is not increased above US$1,500,000, (ii) the rate of interest on it is not increased above ten per cent. (10%) per annum non-compounding, and (iii) no Encumbrance is created over the Mortgaged Shares or over any other asset subject to the Security.

9.3.	The Borrower shall maintain the listing of the Ordinary Shares on Nasdaq and its status as a reporting issuer, procure that each Group Company complies with all applicable law and maintain all authorisations and insurances necessary for its business, and permit the Lender and its advisers, no more than once in any calendar year (or at any time if an Event of Default is continuing), on at least ten (10) Business Days’ prior written notice and subject to a customary confidentiality agreement, to inspect the financial books and records of any Group Company reasonably relating to its obligations under the Finance Documents, at the Lender’s cost, during normal business hours, and to discuss its financial affairs with its officers, in each case without unreasonably interfering with the ordinary conduct of business and subject to applicable law and any attorney-client privilege.

9.4.	The Borrower’s obligations under the Finance Documents rank at least pari passu with all its other present unsecured and unsubordinated Financial Indebtedness, save for obligations mandatorily preferred by law. The Borrower shall not, and shall procure that no Group Company shall, incur, issue or permit to subsist any Financial Indebtedness which ranks or would rank ahead of, or pari passu with, the Facility—including any Financial Indebtedness incurred or issued under the F-3 Shelf—or enter into any arrangement having the effect of subordinating the Finance Documents. The Facility is and shall at all times be subordinate and junior in right of payment to the Moca Services Limited Loan, but only to the extent of the Senior Debt Cap, and any payment of principal, interest, fees, or other amounts under the Moca Services Limited Loan within the Senior Debt Cap does not constitute a breach of this Clause 9.4 or any other provision of this Agreement. Any amount owing under the Moca Services Limited Loan in excess of the Senior Debt Cap ranks junior to the Facility. Nothing in this Clause 9.4 (a) subordinates, postpones or otherwise affects the Security constituted by the Share Mortgage or any other Security granted to the Lender over assets which are not subject to any security in favour of Moca Services Limited, or (b) affects the Lender’s rights under Clause 5.

9.5.	The Lender shall not, and shall procure that none of its affiliates shall, directly or indirectly, at any time while any part of the Loan remains outstanding or, following any conversion under Clause 5, for a period of ninety (90) days after that conversion, maintain any short position (whether through a short sale, or otherwise) in the Ordinary Shares; enter into any swap, option, forward, future or other derivative transaction with respect to the Ordinary Shares having the effect of a negative delta with respect to the Ordinary Shares; or otherwise hedge, or take any position economically equivalent to hedging, its economic exposure to the Ordinary Shares.

9.6.	The Lender shall not offer, sell, pledge or otherwise transfer any Ordinary Shares acquired on conversion of the Loan except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with Rule 144 (if available), or (c) in a transaction exempt from the registration requirements of the Securities Act as confirmed by an opinion of counsel reasonably satisfactory to the Borrower, and in each case in accordance with all applicable state securities laws. The Lender acknowledges that any certificates or book-entry records evidencing such shares shall bear a restrictive legend to such effect until removed in accordance with applicable law.

10.	Events of Default

10.1.	Each of the following is an Event of Default:

(a)	the Borrower fails to pay any amount payable under a Finance Document when due and, in the case of any amount other than principal or interest, such failure continues for five (5) Business Days;

(b)	the Borrower or the Mortgagor fails to comply with Clause 6 (other than a failure to satisfy the Required Collateral Coverage to the extent such failure results solely from the Exchange Cap and the Borrower has complied with its obligations under Clause 6.3(b) and (c)), or fails to comply with any other provision of a Finance Document and, if capable of remedy, does not remedy it within ten (10) Business Days;

(c)	any representation made or repeated under Clause 8 is incorrect or misleading in any material respect when made or repeated;

(d)	any Financial Indebtedness of any Group Company exceeding US$500,000 is not paid when due nor within any applicable grace period, becomes due before its stated maturity, or any commitment for it is cancelled by reason of default, other than in respect of any obligation specified in Part E of Schedule 3 to the extent of the amount outstanding in respect of it as disclosed in Part D of Schedule 3;

(e)	any Group Company is generally unable to pay its debts as they fall due, or admits in writing its general inability to pay its debts as they fall due, suspends making payments on any of its debts, or commences negotiations with creditors to reschedule indebtedness by reason of financial difficulty, in each case other than by reason of any obligation specified in Part E of Schedule 3, or any corporate action, legal proceeding or other procedure is taken for its winding-up, dissolution, administration, provisional liquidation or reorganisation or for the appointment of a liquidator, receiver or similar officer, or any distress, attachment or execution over assets exceeding US$500,000 is not discharged within ten (10) Business Days;

(f)	any Group Company suspends or ceases to carry on all or a substantial part of its business;

(g)	any Finance Document ceases to be in full force and effect, or any Security ceases to be effective or is alleged by any party to it to be ineffective, or it becomes unlawful for the Borrower or the Mortgagor to perform its obligations;

(h)	the Ordinary Shares are delisted by, or are threatened to be delisted by, Nasdaq and the Borrower has not cured the relevant deficiency by the date required by Nasdaq, or the Ordinary Shares are suspended or halted for more than five (5) consecutive trading days, or the Borrower restates any previously issued financial statements, or its auditors resign, are dismissed, or issue any qualification, disclaimer or going-concern emphasis of matter;

(i)	a Change of Control occurs;

(j)	an Undercollateralisation occurs and further collateral is not delivered within the period specified in Clause 6.3; provided that this paragraph (j) shall not constitute an Event of Default if, and for so long as, the shortfall subsists solely as a result of the Borrower’s inability to deliver additional Ordinary Shares as Collateral by reason of the Exchange Cap and the Borrower has delivered the maximum number of Ordinary Shares permitted by the Exchange Cap and has delivered, within three (3) Business Days of the Lender’s acceptance of an offer to deliver, cash in US dollars or other non-equity collateral acceptable to the Lender for the shortfall;

(k)	the Collateral Value is less than one hundred and twenty per cent. (120%) of the Outstanding Amount, such that the Outstanding Amount exceeds eighty three point thirty three per cent. (83.33%) of the Collateral Value;

(l)	any event or circumstance occurs which the Lender reasonably believes might have a material adverse effect on the business, assets, operations or financial condition of any Group Company, on the ability of the Borrower, the Mortgagor or the Guarantor to perform its obligations under the Finance Documents, on the validity, enforceability or priority of any Security, or on the Collateral Value, provided that, if the Lender determines that such event or circumstance has occurred, the Lender shall promptly give notice to the Borrower and the Borrower shall have fifteen (15) Business Days to cure such event or circumstance; or

(m)	the Guarantee or the Share Mortgage ceases to be in full force and effect, or the Guarantor or the Mortgagor repudiates or purports to terminate it, or evidences an intention to do so, or the Mortgagor defaults in any of its obligations under the Share Mortgage, or it becomes unlawful for the Guarantor or the Mortgagor to perform any of its obligations, or the Guarantor ceases to control the Borrower, the Guarantor dies or becomes incapable of managing his affairs, or any insolvency or bankruptcy proceeding is commenced against him; or any event of default occurs under the Moca Services Limited Loan, or the lender under it demands repayment or takes any step to enforce its security.

10.2.	While an Event of Default is continuing the Lender may, by notice to the Borrower or the Guarantor, declare the Outstanding Amount immediately due and payable or payable on demand, and may exercise any of its rights under the Finance Documents, including enforcing all or any part of the Security, without further notice to the Borrower, the Mortgagor or the Guarantor, in each case without prejudice to its conversion right under Clause 5, which remains exercisable notwithstanding acceleration.

11.	Costs, Taxes and Payments

11.1.	The Borrower shall within three (3) Business Days of demand pay the Lender’s costs and expenses, including legal fees and disbursements, reasonably incurred in enforcing or preserving any right under the Finance Documents following an Event of Default, together with all stamp, registration and similar taxes payable in respect of any Finance Document. Each party shall indemnify the other party and its affiliates, directors, officers and agents against any cost, loss or liability arising from the indemnifying party’s breach of this Agreement, gross negligence, wilful misconduct or fraud, or from any claim by any shareholder, creditor or regulator of the Borrower relating to the Finance Documents, provided that neither party’s aggregate liability under this Clause 11.1 shall exceed the Outstanding Amount, and provided further that this limitation does not apply to any liability for fraud or to the Borrower’s obligation to pay the relevant costs and expenses under the first sentence of this Clause. Each such indemnified person may enforce this Clause under the Contracts (Rights of Third Parties) Ordinance (Cap. 623).

11.2.	All payments shall be made in US dollars in immediately available funds on the due date, without set-off, counterclaim, deduction or withholding. If any deduction or withholding is required by law, the Borrower shall increase the payment so that the Lender receives the amount it would have received had none been required, and shall indemnify the Lender against any tax (other than tax on its overall net income) arising in respect of a Finance Document. The Borrower shall promptly supply such information as the Lender requires to comply with the Foreign Account Tax Compliance Act. If a payment falls due on a day which is not a Business Day it shall be made on the preceding Business Day. The Borrower shall indemnify the Lender against any shortfall arising on any currency conversion.

11.3.	The Lender may set off any matured and due obligation owed by the Borrower under the Finance Documents against any matured obligation owed by the Lender to the Borrower, whether or not in the same currency, converting at a reasonable market rate of exchange, provided that the Lender shall give the Borrower not less than five (5) Business Days’ prior written notice before exercising any such right of set-off.

12.	Assignment, Notices and General

12.1.	The Lender may assign, transfer, novate or sub-participate all or any of its rights and obligations to any person, without the Borrower’s consent where the transfer is to an affiliate of the Lender or is made at any time while an Event of Default is continuing, and otherwise with the Borrower’s written consent (not to be unreasonably withheld, conditioned or delayed), and may disclose information about the Group and the Finance Documents to any actual or prospective transferee and to its advisers, affiliates, auditors and regulators upon the Borrower’s review and written consent. Upon the Borrower’s written consent, the Borrower shall promptly execute any document the Lender requires to give effect to a transfer. The Borrower may not assign or transfer any of its rights or obligations without the Lender’s written consent, not to be unreasonably withheld, conditioned, or delayed.

12.2.	Notices shall be in writing and delivered by hand, courier or email to the address or email address notified by the relevant party, and are effective on delivery or, if received after 5.00 p.m. on a Business Day or on a day which is not a Business Day, at 9.00 a.m. on the next Business Day.

12.3.	The Borrower shall not make any announcement or public statement referring to the Lender, the Facility or the Finance Documents without the Lender’s prior written approval as to form and content, save where required by law, the SEC or Nasdaq, in which case, if permitted under applicable law, it shall consult the Lender and take account of its comments so far as practicable before publication. Each party shall otherwise keep the terms of the Finance Documents confidential.

12.4.	The Lender shall keep confidential all non-public information received from the Borrower under this Agreement (“Confidential Information”) and shall not disclose it other than to its affiliates, advisers and permitted assignees under a similar duty of confidentiality, or as required by law or regulation. The Lender shall not, and shall procure that its affiliates shall not, trade in any securities of the Borrower or any Group Company while in possession of Confidential Information, other than in connection with a conversion effected in compliance with Clause 5.1.

12.5.	No amendment or waiver is effective unless in writing signed by each party. No failure or delay in exercising a right operates as a waiver, and no single or partial exercise prevents further exercise. The Lender’s rights and remedies are cumulative and not exclusive of any provided by law. If any provision is or becomes illegal, invalid or unenforceable, the remainder is unaffected. This Agreement may be executed in counterparts, including by electronic signature, each of which is an original. The Finance Documents constitute the entire agreement between the parties in relation to the Facility and supersede all prior negotiations between them, save that nothing limits liability for fraud, and nothing in this Agreement varies or supersedes any arrangement between the Borrower and ABCL, to which the Lender is not a party. Clauses 11, 12 and 13 survive repayment in full.

13.	Governing Law and Jurisdiction

13.1.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Hong Kong without giving effect to applicable conflict of laws principles.

13.2.	Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach, or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one (1). The arbitration proceedings shall be conducted in English.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LENDER:

APEX INNOVATION GLOBAL LIMITED

By:	/s/ Anthony Chau
Name:	Anthony Chau
Title:	Director

BORROWER:

CURRENC GROUP INC.

By:	/s/ Alexander King Ong Kong
Name:	Alexander King Ong Kong
Title:	Director

GUARANTOR:

ALEXANDER KING ONG KONG

/s/ Alexander King Ong Kong

Schedule 1—Conditions Precedent

1.	Certified constitutional documents and board resolutions of the Borrower and the Mortgagor, and a certificate signed by a director confirming that no borrowing limit is exceeded and that the disclosures in Schedule 3 are true, complete and accurate.

2.	Each Security Document duly executed, perfected and registered, with all share certificates, executed and dated share transfer certificates and every other deliverable required by it; evidence that the Security has been perfected, being either entry of the Lender or its nominee in the Register of Members of the Borrower as registered holder of the Pledged Shares, together with the agreed annotation and a certified copy of the board resolution of the Borrower approving the transfer; and evidence that the Required Collateral Coverage is satisfied on the Drawdown Date.

3.	The Guarantee (by execution of this Agreement by the Guarantor) and the Share Mortgage, duly executed, delivered and perfected, together with evidence of registration and of annotation of the Register of Members of the Borrower; certified constitutional documents and corporate authorisations of the Mortgagor; evidence that the Guarantor has had the opportunity to obtain independent legal advice; and a certified copy of the Moca Services Limited Loan and each amendment to it.

The Lender may waive or defer any condition in its absolute discretion, and no waiver or deferral prejudices its right to require later satisfaction.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2026

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road,

Spaces City Hall,

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Information Contained in this Report

On October 1, 2026, Currenc Group Inc. (Nasdaq: CURR) (the “Company”) was informed that the High Court of Malaya (the “Malaysian Court”) made absolute a charging order (the “Charging Order”) over 100,465 ordinary shares in Tranglo Sdn. Bhd. (the “Tranglo Shares”) owned by the Company’s subsidiary, Seamless Group Inc. (“Seamless”). Ripple Markets APAC Pte. Ltd. (“RMA”) obtained the Charging Order to enforce the summary judgment entered against Seamless by the Singapore High Court (the “Singapore Court”) on April 17, 2025 (in HC/OC 628/2024) (the “Summary Judgment”), described below, which remains unsatisfied. Beginning on October 7, 2026, RMA may commence further proceedings to enforce the Charging Order and seek a sale of the Tranglo Shares. Any such sale would require further enforcement proceedings, during which Seamless may seek to protect its interests, including with respect to the valuation, manner and terms of any proposed sale.

As previously disclosed, on August 17, 2024, RMA sent a default letter to GEA Limited (“GEA”) demanding payment totaling US$27,257,540.64, and sent a demand letter to Seamless, as guarantor, demanding the full amount by August 19, 2024. On August 19, 2024, RMA filed a claim in the Singapore Court naming Seamless and GEA as defendants (the “Defendants”) and demanding that the Defendants, jointly and severally, pay the demanded amount plus late fees and certain costs. On April 17, 2025, the Singapore Court granted the Summary Judgment. On April 17, 2026, RMA registered the Summary Judgment against Seamless in the Malaysian Court under the Reciprocal Enforcement of Judgments Act 1958. Because the Tranglo Shares are a Malaysian asset, RMA registered the Summary Judgment in Malaysia, where, by virtue of the registration, it became enforceable as if it were a judgment of the Malaysian Court.

As of the date of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2026, the Defendants, including Seamless, were jointly and severally liable for the principal sum of US$23,952,480.00 and late payment charges (to be assessed at the date of full payment), as well as certain summons costs orders and appeal costs orders.

This Report on Form 6-K is incorporated by reference into the registration statement on Form S-8 (File No. 333-288771) of the Company, filed with the Securities and Exchange Commission, to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2026

CURRENC GROUP INC.

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Financial Officer